CNX RESOURCES CORPORATION
EXECUTIVE ANNUAL INCENTIVE PLAN
(As Amended and Restated Effective January 26, 2018)

1.	Purpose of the Plan
The purpose of the CNX Resources Corporation Executive Annual Incentive Plan (As Amended and Restated Effective January 26, 2018) (the "Plan") is to advance the interests of the Company and its shareholders by providing incentives to officers and certain other key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company's significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company's long-term success.

2.	Definitions
For the purpose of the Plan, the following definitions shall apply:
(a)    “162(m) Participant” means an eligible individual who the Committee has determined is likely to be or become a “covered employee” within the meaning of Section 162(m) with respect to an award of compensation made under the Plan that was intended to qualify as Performance-Based Compensation.
(b)     "Board" means the Board of Directors of the Company.
(c)    "Code" means the Internal Revenue Code of 1986, as amended, including any successor law thereto.
(d)    "Committee" means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan. For remuneration that was granted pursuant to a written binding contract that was in effect on November 2, 2017, the Committee must be comprised solely of two or more "outside directors" (as defined under Section 162(m).
(e)    "Company" means CNX Resources Corporation and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.
(f)    "Forfeit," "Forfeiture," "Forfeited" means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.
(g)    "Participant" means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.
(h)    “Performance-Based Compensation” means compensation that was granted under the Plan that was intended to qualify as “performance-based compensation” within the meaning of Section 162(m). (Effective for tax years after 2017, the performance-based compensation exception under Section 162(m) was repealed, and, thereafter, no further Performance-Based Compensation shall be awarded under the Plan; provided, however that notwithstanding such repeal, the performance-based compensation exception under Section 162(m) is subject to a transition rule for remuneration that is payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified thereafter. For the avoidance of doubt, it is the intent of the Company to preserve Performance-Based Compensation that is and/or may be payable under this Plan to the maximum extent permissible by law.)
(i)    "Performance Measures" means any criteria determined by the Committee (in its discretion) to be applicable to a Participant, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee.
j)    "Performance Period" means, in relation to any award, the calendar year or other fiscal period within the calendar year for which a Participant's performance is being calculated, with each such period constituting a separate Performance Period.
(k)    "Retirement" means retirement of an employee as determined and authorized by the Committee.
(l)    “Section 162(m)” means Section 162(m) of the Code and the regulations and other binding guidance promulgated thereunder.
(m)    “Stockholder Approved Performance Measures” means Performance Measures that are based upon measurements with respect to any of the following: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; return on invested capital; net or gross sales; market share; equity ratios; economic value added; cost of capital; assets or change in assets; expenses; expense reduction levels; productivity; delivery performance; safety record and/or performance; environmental record and/or performance; mine closures; stock price; interest-sensitivity gap levels; return on equity or capital employed; total or relative increases to stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; amount of oil and gas reserves; oil and gas reserve additions; oil and gas reserve replacement ratios; costs of finding oil and gas reserves; daily natural gas and/or oil production; charge-offs; non-performing assets; asset sale targets; asset quality levels; value of assets; employee retention/attrition rates; investments; regulatory compliance; satisfactory internal or external audits; improvement of financial ratings; value creation; achievement of balance sheet or income statement objectives; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.
Prior to the repeal of the exception relating to Performance-Based Compensation under Section 162(m), Performance Measures for Performance-Based Compensation were based upon Stockholder Approved Performance Measures in order to comply with the requirements of the qualified performance-based compensation exception under Section 162(m). For the avoidance of doubt, awards for non-162(m) Participants and awards established after January 1, 2018 may be based on Performance Measures that are Stockholder Approved Performance Measures.
To the extent consistent with Section 162(m), the Committee may determine that certain adjustments to Performance-Based Compensation shall apply, in whole or in part, in such manner as specified by the Committee, to include or exclude the effect of events that occur during a Performance Period, including the following: the impairment of tangible or intangible assets; asset write-downs; litigation or claim judgments or settlements; acquisitions or divestitures; gains/losses on the sale of assets; foreign exchange gains and/or losses; expenses relating to stock offerings and stock repurchases; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including, but not limited to, reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items, including, but not limited to, such items described in management's discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company's annual report for the applicable period. (j)    "Section 409A" shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.
(l)    "Total and Permanent Disability" means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan
(a)    The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee's Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, other than with respect to Performance-Based Compensation, delegate such of its powers and authority under the Plan to the Company's officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.
(b)    Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee's determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.
(c)    Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as Performance-Based Compensation and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
(d)    The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, (a) if any benefit provided under this Plan is subject to the provisions of Section 409A (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A (or disregarded to the extent such provision cannot be so administered, interpreted, or construed), and (b) the Company shall be permitted at any time to make any amendment necessary or desirable to further the intent that the Plan be excepted from coverage under Section 409A or to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the consent of the Participant).

4.	Participation in the Plan
Officers and key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan automatically, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards
(a)    The Committee may, in its discretion, from time to time make awards to executives and other key employees of the Company or a subsidiary of the Company. The amount of a Participant's award may be based on a percentage of such Participant's salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Measure to be achieved. The maximum amount that may be paid under the Plan to a Participant for any calendar year for any Performance-Based Compensation shall not exceed USD $6,000,000.
(b)
The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified Performance Measures by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may increase or reduce the amount of any award to a Participant if it concludes that such increase or reduction is necessary or appropriate based upon: (i) an evaluation of such Participant's performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company's industry; (iii) the Company's financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award to the extent prohibited under Section 162(m).

6.	Determination and Payment of Individual Incentive Awards
(a)    After the end of the Performance Period and prior to March 15 of the calendar year immediately following the end of the Performance Period (the “Payment Date”), the Committee shall determine and certify in writing the extent to which the applicable Performance Measures for each Participant for the period have been achieved and the resulting amount of the award (if any) payable to each Participant, including any application of the Committee’s discretionary authority described herein. For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.
(b)    Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason (including but not limited to death, Retirement or Total and Permanent Disability), shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. If a Participant's employment with the Company should terminate during a Performance Period and the Committee determines that the award is not Forfeited, the Participant's award shall be prorated to reflect the period of service during the Performance Period prior to his/her termination, death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant's estate, subject to the Committee's certification that the applicable Performance Measures and other material terms have been met.

7.	Amendment or Termination
(a)    While the Company intends that the Plan shall continue in force from year to year, the Committee reserves the right to amend, modify, suspend or terminate the Plan, in whole or in part, at any time; provided, however, that no such modification, amendment, suspension or termination shall, without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing, after its right to exercise any discretion permitted hereunder, to the Participant under the Plan but not yet paid. Any and all actions permitted under this Paragraph 7 may be authorized and performed by the Committee in its sole and absolute discretion.
(b)    Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend, suspend or terminate any or all of the provisions of the Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m), regardless of whether such modification, amendment, suspension or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding, (i) Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Plan shall be construed to obligate the Company for such taxes or other charges, and (ii) in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

8.	Rights Not Transferable
A Participant's rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant's death, to the Participant's designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

9.	Funding/Payment
The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned Award is not paid by the Payment Date due to administrative impracticability, such earned Award will be paid, without earnings, as soon as administratively practicable thereafter.

10.	Withholdings
The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant's participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

11.	No Employment or Service Rights
Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant's employment for any reason.

12.	Other Compensation Plans
Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements for employees of the Company).

13.	Governing Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

14.	Clawback
Notwithstanding any other provisions in this Plan, any award granted hereunder which is or becomes subject to recovery under any Company policy, as may be amended from time to time, any successor policy or otherwise, including as required by law, regulation or stock exchange listing requirement, as may be in effect from time to time, shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy. By accepting awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any award or amount paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or awards.
15.    Effective Date
The Plan, as amended and restated, became effective on January __, 2018. Notwithstanding the foregoing or anything else contained herein to the contrary, with respect to any compensation to be paid under the Plan with respect to the 2017 Performance Period, all terms and conditions of any such payment shall be governed by the terms and conditions of the Plan and any underlying documents that combined to constitute that applicable the written binding contract relating to such compensation that was in effect on November 2, 2017 and, as a result, and, for the avoidance of doubt, none of the changes made pursuant to this amendment and restatement of the Plan shall result in the material modification of the remuneration payable under any such contract.